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                                                                    EXHIBIT 99.1



                                  PRESS RELEASE



                         IMP ANNOUNCES EQUITY FINANCING


SAN JOSE, CA, February 8, 1999 ---- IMP, Inc (Nasdaq: IMPXD) of San Jose, California, today announced that it has completed an equity financing transaction worth approximately $2.4 million. The funds were raised from Accredited Investors in the San Franciso Bay Area, led by Gruber & McBaine Capital Management of San Francisco. Other investors included Bay Area Micro-Cap Management, Compass Technology Partners, and Westfield Capital. Security Research Associates of Larkspur, California assisted the Company as the selling agent.

     "The funds will be used for the Company's general working capital and to repay certain indebtedness of the Company," said Phil Ferguson, president and CEO of IMP.

     The Company sold just under 20% of the total number of outstanding shares of Common Stock to raise the sum of $2,371,500. A price of $4.50 per share was established by taking the weighted average high and low trade prices per share of the Company's Common Stock for the 30 trading days up to and including January 13, 1999. This was the date prior to which the Company submitted the terms of the funding agreement to Nasdaq for review for compliance with MarketPlace Rules 4460(i)(D)(ii) and 4460(i)(B).

     Statements in this press release regarding IMP's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to demand for the Company's products, foundry utilization, the ability of the Company to develop, manufacture and market new products, demand by end-users for the products produced by the Company's customers, and the other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

     IMP, Inc., designs, manufactures and markets standard-setting analog integrated circuits and specialty analog wafer foundry processes for data communications interface and power management applications in computer, communications, and control systems world-wide. Products are manufactured on CMOS, BiCMOS, and EEPROM processes in the company's ISO 9001 qualified wafer fabrication plant in San Jose, California.

     For further information on the Company, please call IMP's interactive Shareholder Information Service on 1-888-323-2019 or visit our web site at http://www.impweb.com.